EXHIBIT 23.1



                          Independent Auditors' Consent



The Board of Directors
Transport Corporation of America, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-62992, 333-69419, 33-90896, 333-934, and 33-96576) on Form S-8 of Transport
Corporation of America, Inc. and subsidiaries of our reports dated February 6, 2002, relating to the consolidated balance sheets of Transport Corporation of America, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K of Transport Corporation of America, Inc.

                                                                  /s/ KPMG LLP
Minneapolis, Minnesota
March 29, 2002